Exhibit 99.1

CORPORATE  PARTICIPANTS

Kimberly Rogers, Investor Relations

Jin Kang, President, Chief Executive Officer and Director

Jason Holloway, Executive Vice President and Chief Sales and Marketing Officer

Kito Mussa, Interim Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Sam Donaldson, Private Investor

Michael Crawford, B. Riley & Co.

PRESENTATION

Operator:

Greetings and welcome to the WidePoint Corporation 2017 Third Quarter Financial Results Conference Call. At this time, all participants are in listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Kimberly Rogers with Investor Relations. Please go ahead.

Kimberly Rogers:

Thank you, Rob. Good afternoon and thank you for joining WidePoint's 2017 Third Quarter Financial Results Conference Call. With me today on the call are WidePoint's President and CEO, Jin Kang, as well as Jason Holloway, Chief Sales and Marketing Officer, and WidePoint's Interim Chief Financial Officer, Kito Mussa. Jin will provide an overview of the quarter's recent developments, accomplishments and an overview of the strategy. Jason will provide a sales and marketing update and Kito will provide a financial overview and outlook. At that point, we'll open the call to questions from analysts and institutional shareholders.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Before I turn the call over to Jin, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical fact, are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor section of WidePoint's annual report on Form 10-K, it's quarterly reports on Form 10-Q, and other SEC filings and the Company's press releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's CEO, Jin Kang, for opening remarks. Jin?

Jin Kang:

Thank you, Kim, and good afternoon to you all. Thank for joining us today and for your continued interest in WidePoint. We have successfully executed, and are continuing to execute, the plans we discussed in our second quarter call in August. I am very pleased with our performance this quarter and we anticipate continued improvements in operational efficiency and profitability in the fourth quarter.

Since being appointed CEO in July, we have been implementing our strategy to stabilize the business, return to organic growth and land new contracts, and refresh our product offerings. This strategy is getting traction and producing tangible results for our Company. Our team is committed to executing our strategy and delivering improved shareholder value.

I am also pleased to note that we successfully implemented additional expense reduction measures during the third quarter. As a result, we exited the third quarter on a run rate that is Adjusted EBITDA positive. That was a high-priority goal. I am very pleased to report that we have achieved that goal. We are now on track to be Adjusted EBITDA positive for the entire fourth quarter 2017. So far, we've met the guidance that we issued during our second quarter earnings call. We anticipate the operating expense reduction actions we have taken during the third quarter will result in a reduction of our operating expenses by approximately $1.6 million annually. As such, improvement in EBITDA is anticipated to continue into 2018. Kito will provide additional details of our financial performance in his prepared remarks.

In the fourth quarter of 2017, and the first quarter of 2018, we expect to implement additional expense reduction measures that will further reduce our annual operating expenses by approximately $0.8 million. After completing all of our planned expense reductions, we anticipate total annualized cost savings of approximately $3.3 million. These actions will enable us to enter 2018 with a more streamlined and profitable business. At this time, we do not foresee any material reductions in revenues or material client attrition as a result of these expense reductions. We are pleased that we have reached our priority goal to stabilize our Company by taking the necessary cost savings actions.

Now, let me tell you a little bit about our key contract wins. We have captured two new key customers under the DHS CWMS BPA; namely the long-awaited U.S. Coast Guard and the Federal Emergency Management Agency, or FEMA. With these two customers, we now provide services to all of our major components of DHS. These two customers greatly improve the probability that we will re-win the DHS CWMS BPA contract. Additionally, we have captured over $22 million in new work in the third quarter. We have cut our operating costs and we are capturing new business. We are poised for growth. Again, we are very happy with the results of our cost-cutting measures, one of our short-term goals.

However, it will take more than cost savings in order to reach our long-term goals. Our long-term goals include retaining our current customer through excellent performance, increasing the wallet share of our current customers by upselling and cross-selling, growing our business pipeline with new customer opportunities and capturing those opportunities, growing our high-margin services revenues, streamlining our service delivery system that will allow us to expand our capacity faster without a significant investment of capital, and growing our strategic partnership and acquisitions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As we focus on these goals, we will not lose sight of our near-term goals and successes. We will continue to watch our bottom line profitability as we work diligently to grow our top line revenues. We will continue to provide excellent value for our customers in all aspects of our solution delivery. In the end, it is our excellent performance, our staff of subject-matter experts and our unique solutions that differentiates WidePoint from our competitors. We will continue to make improvements in our service delivery platforms for operational efficiency. We will continue to make improvements in our sales and marketing processes to increase our sales pipeline and closure rates. Successes in these two areas will ensure that WidePoint will remain a going concern for the foreseeable future.

As we stated in our second quarter call, we are implementing our Trusted Mobility Management, or TM2, vision and framework. Our staff members are working as a tight-knit group, leveraging the strength of all of our solution lines. While we are in the early stages of our efforts, we have already experienced some upselling and cross-selling successes by implementing our TM2 framework. Our TM2 strategy has led to several strong upselling opportunities and leads. We have closed a sizeable upselling opportunity with our current customer. A press release is coming soon to announce this mobile security management services contract for over $340,000. For those of you monitoring the Federal Procurement Database System, or FPDS, you can look that up for yourselves.

In addition to the successes, we, as a Management Team, and our Company, as a whole, are working better as a cohesive team, and our cross-solution-line communications have improved dramatically. We want to assure all of you that our Senior Management Team remains focused on taking the necessary actions to reach a state of sustainable profitability, while growing our top line revenues. In Jason's prepared remarks, he will expand upon our recent successes in building our sales pipeline, creating new opportunities, and driving new and more productive partnerships, that will ensure the establishment of sustainable growth and profitability.

So, to sum up, we have made good on our goal of exiting the third quarter 2017 on a run rate that is Adjusted EBITDA neutral or positive, mostly positive. We have launched our TM2 framework that is improving communication and operational efficiency and helping us capture new contracts. We have entered into teaming agreements with strategic partners that has resulted in new contracts, as well. Lastly, we can count U.S. Coast Guard and FEMA as our customers.

Now, I'd like to yield the floor to Jason Holloway, our Chief Sales and Marketing Officer and CEO of our cybersecurity subsidiary, to provide some additional information concerning the implementation of our TM2 vision and strategic growth objectives. He will also provide additional information on our pipeline and future sales opportunities. Jason?

Jason Holloway:

Thank you, Jin. I am going to discuss recent contract wins, discuss at a high level our sales growth strategy and market differentiators.

During the third quarter, we closed deals with a total contract value of over $22 million. Given the length of our sales cycle, our top line sales growth priority is to ensure that we have a sufficient number of high-value prospects in our pipeline to meet our short-term and long-term growth targets.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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First, on the short-term. To improve our short-term sales growth prospects, we are continuing to grow wallet share with our current loyal customers, in addition to prospecting for new customers. This successful approach has expanded our services and has added an additional $540,000 in contract value just in the last 30 days. Our expanded services included additional mobility options, such as tablet management and multi-currency international management services, all of which are high-margin services that have been integrated into our Intelligent Telecommunications Management System, or ITMS, platform. To improve our new customer sales growth initiatives, we are working with partners that have known customer demands and requirements that our current solutions can immediately serve.

Let's now address our long-term sales growth initiatives and our progress from the last earnings call. We implemented our search engine optimization, or SEO, and our pay-per-click initiatives, which are now driving significant traffic to the website and call centers. This is yielding positive results, like our recent large credentials sale, in which we initiated a press release. We are now developing and launching new digital marketing initiatives to generate new business leads and build brand awareness. We have continued to work with our key strategic partners and major mobile carriers to identify new opportunities. Any potential deals on this front will require us to stay in front of the customer. That's important. We are actively responding to RFPs, or requests for proposals, on a number of new opportunities, both commercial and government, that are a direct result of our partner relationships. Although it's too early to talk specifics, we are very encouraged by the increase in our pipeline as a result of this initiative.

As I discussed on the Q2 earnings call, we implemented our strategy to streamline our identity management offering at the end of the second quarter. I am happy to report that we did not experience a significant decline in our revenues as a result of our shift in focus and cost reductions implemented. Instead, we were able to increase our sales of identity management services.

Now, to our marketing and market differentiators. We have pushed forward with marketing to our partners and prospective customers our platform of mobile-centric solutions, in support of our strategic Trusted Mobility Management, or TM2, push. We are showing our partners and prospective customers how seamlessly our solution capabilities can be integrated into their operations and support their internal and external compliance requirements. We are also adding differentiators that enhance the security of our Intelligent Telecommunications Management System, or ITMS, platform.

In summary, we have made a significant push during the third quarter of 2017 to introduce our Trusted Mobility Management, or TM2, vision and strengthen our competitive differentiators. We implemented strategies to adjust our marketing and sales approach to meet our sales growth initiatives. Although we have gained ground in Q3, we still have a ways to go to meet our long-term sales and profitability goals. I can assure you that we are working very hard as a cohesive team.

With that, I'd like to now ask Kito Mussa, WidePoint's Interim CFO, to provide a financial perspective on the results of our efforts during the third quarter and to provide an outlook going forward. Go, Kito.

Kito Mussa:

Thank you for that introduction, Jason. Hello, everyone. For those of you who have not met me before, I have been with WidePoint since 2012, and served as the Vice President Controller for many years. During that time, I have been deeply immersed in a number of areas of the business, including the financial administration of the Company.

Today, in my prepared remarks, I will first discuss the progress we made towards achieving our financial goals, then dive into the details about our third quarter results, and then turn it back over to Jin. You can also find additional information on our third quarter 2017 Form 10-Q report, which was filed with the U.S. Securities and Exchange Commission just prior to our earnings call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now, before diving into the quarter-over-quarter comparisons, let's first expand on comments made by both Jin and Jason regarding achieving positive Adjusted EBITDA. Our Adjusted EBITDA was approximately $33,000, as compared to $340,000 in 2016. Our achievement of positive Adjusted EBITDA for the third quarter of 2017 shows that our cost reductions had a meaningful impact and enabled us to exit the third quarter with a positive Adjusted EBITDA for the entire third quarter. With additional top line revenue growth from successful implementation of our sales growth strategies and appropriate long-term cost controls in place, we can continue to move forward with our goal of sustainable and profitable growth.

Now, let's discuss our financial line item results during the third quarter that led us to an EBITDA positive run rate as we exited the third quarter.

Our revenues for the third quarter of 2017 were approximately $18.5 million, a decrease of approximately $3.7 million, or 17%, as compared to $22.1 million in the same quarter last year. The decrease in revenue was due to fewer task orders for carrier services, savings optimizations implemented that lowered the amount of carrier services required by our customers, and timing-related delays that pushed recognition of mobile accessory and reselling orders into the fourth quarter of 2017. It is important to note that we were able to maintain our core customer base and close new deals all while we implemented our cost savings initiatives during the second and third quarter of 2017.

Gross profit for the third quarter of 2017 was approximately $3.4 million, as compared to approximately $4.0 million in 2016. The decrease in gross profit was driven by supply-related delays that pushed delivery of mobile accessories and reselling orders into the fourth quarter of 2017, and one-time credentialing sales in 2016 that did not repeat this year. These decreases were partially offset by savings we realized as a result of restructuring that occurred within our Credentialing Team.

Sales and marketing expense for the third quarter of 2017 was approximately $533,000, as compared to approximately $625,000 in 2016. The decrease was directly attributable to our decision to streamline our sales and marketing labor costs. We do not anticipate a significant increase in sales and marketing expense in the near term. However, that could change as we accelerate our sales and marketing plans in the future and as we become more profitable.

General and administrative expenses for the third quarter of 2017 were approximately $3 million, as compared to approximately $3.4 million in 2016. The decrease in G&A was largely driven by cost savings realized as a result of decisions we made during the second and third quarter of 2017. Looking ahead to the fourth quarter, we expect to report approximately $300,000 in severance costs related to the resignation of our former CFO. Excluding that one item, our general and administrative costs on a run rate basis will be comparatively lower as we go into 2018.

All of this culminated in a net loss of approximately $315,000 through the third quarter of 2017, as compared to approximately $148,000 in 2016.

Now, let's talk about our financial position. Our net working capital decreased to approximately $2.8 million during the third quarter of 2017, due to short-term receivable collection timing differences, which we managed using our line of credit. It is important to note that our net working capital should improve as we realize savings from our cost-reduction initiatives over the last nine months. We estimate that cost-reduction initiatives should save us approximately $3.3 million annually as we enter 2018. We expect to finalize one additional office consolidation during the first quarter of 2018, after we complete the conversion of our remaining telecom customers to our ITMS platform. We anticipate this office closure will further reduce our annual costs by approximately $200,000, once fully implemented.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Before I turn it back over to Jin, I'd like to reiterate that as a Company, we made the tough decisions, reduced our costs, and those actions enabled us to exit the entire third quarter with a positive Adjusted EBITDA. This is a great first step and we encourage all of our investors to stay tuned for more. So, with that, I'd like to turn it back over to Jin.

Jin Kang:

Thank you, Kito. Thank you, Jason. At this time, I would like to open up the call for questions from our participants. Operator, will you please open up the call for questions?

Operator:

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Thank you. Our first question is from the line of Mike Crawford with B. Riley. Please proceed with your question.

Michael Crawford:

Thank you. Mike Crawford from B. Riley, FBR. A couple of specific questions and then maybe a couple broader ones. One, can you provide carrier services revenue in the quarter?

Kito Mussa:

Hi, Mike, this is Kito. Yes, we did provide carrier services for the quarter. It was approximately $11.2 million for the third quarter.

Michael Crawford:

Okay, thank you, Kito. Then, when you talk about a $3.3 million expense reduction, is that relative to the operating expenses in 2016, or the run rate that's the end of the first half of '17?

Kito Mussa:

Hi, Mike, it’s Kito again. It's not necessarily relative to 2016. What we're looking at is we're looking at the total pool of costs that we took out. So, if we had started the year fresh and we didn't have any of these costs, we would have saved out of our model about $3.3 million, if we made all these costs effective January 1.

Michael Crawford:

Okay, thanks. Then, just broadening the scope a little bit, it's great to see FEMA and Coast Guard onboard, and I know how that positions you to retain the DHS contract when it comes for RFP next year. Are there any changes to that timing?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jin Kang:

So far, there is no change. As we said in our second quarter call, we're looking at a draft RFP that's coming out either at the end of this year or beginning of next year. That may be delayed, because there’s been a change in the contracting officer for the Department of Homeland Security, so there may be some delays, but we're still holding to our tentative schedule of having everything completed and awarded by government fiscal year 2019. So, that would be September 30, 2018.

Michael Crawford:

Okay, great, thank you. Then, Jin, the Company last week filed an 8-K with an updated investor deck, and not only does it go through some of the tactical and strategic changes you've made, but it also ends with an optimal financial model with margins much higher than you have today, or would really be contemplated, I think, in 2018, given the trajectory of the business right now. So, could you perhaps help walk through what it takes to get to that model and talk about that model, please?

Kito Mussa:

Hi, Mike, this is Kito again. Great, great question. One of the things that we are looking to try to do is make a few changes and try to have some direction or targets. Now, the optimal targets, really, they are target ranges, this is where we'd like to be in a perfect world. As a Management Team, we definitely have to set come objectives and certainly have some stretch goals, to let people know what we're thinking in terms of how we view the business and what it takes to be best-in-class. So, when we set those optimal targets up, these are things that we're looking at internally. Obviously, we won't be able to achieve this in a single-year period, but over time we are looking to try to make sure we do have identified targets that we can move after, and also keep these targets close to ourselves, and as well as our folks internally, to let them know that this is what we're looking for and these are the results that we'd like to achieve in the future.

Jin Kang:

Right. So just to add to that, Mike, in terms of our gross margins, how are we going to increase that, one of the things that we have been doing is we've been focusing on our higher-margin revenues. Our gross margins are running somewhere around 17%-18% right now. I think we can do that through some of the cost cutting, obviously, but we are concentrating on higher-margin sales, and we're also looking at automation to reduce our cost of delivery. In terms of our general and administrative, as you can see, we're way out of range in terms of our industry average. I think as we enter 2018—we made all of the corrections, so that as we enter 2018, we will be within the range of 12% to 14%. Our net operating margins, we're looking at 10% to 15%. We're not going to get there all in one fell swoop, but we'll get there step by step, by concentrating on higher-margin sales.

Michael Crawford:

Okay, thank you. Then, the final question relates to your channel, where in the past several years there have been some fairly high hopes forAT&T or Samsung or a couple others. Are any of these channels seeming to be more likely to be productive today?

Jin Kang:

Sure, Mike. Let me just try to answer that. I'll start and then Jason will finish and add to that. We had some pretty good successes here. One of the new awards that we got from Customs and Border Protection was with one of our channel partners, Samsung. This was for mobility security management. They are using their sales channels to sell within our CWMS contract vehicle. There is another significant development that has happened, and we will have a press release that will be coming out, I'm going to say, probably in a month, because the company that we're dealing with is a fairly large company, CDW. We are in the process of getting into an MPSA, which is a Master Professional Services Agreement, and they will be using our solutions as they go out to market their customers.

So, there's some significant things that are happening, and there are also some significant awards that are on the horizon. I can't talk about it, because we're sort of under an NDA right now with them, but rest assured that there are some bright spots that are just over the horizon.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jason Holloway:

To add to that, Mike, AT&T…we do have both a cyber and telecom relationship with them. So, I just want to be clear to everybody that we are actively working with AT&T. We're partnered with them on a major airline. We are providing device certificates to the major airline. But, the other thing that we're doing is we're using our leveraged relationship with them and we're actually in some really good discussions with them regarding FirstNet. So, FirstNet is the single award for AT&T and it's pretty much centered around expense management and inventory. So, like Jin said, with our recent success with Samsung, what we're doing with AT&T, and others, that's going to continue to grow. So, just stay tuned, there will be additional press releases.

Jin Kang:

Yes.

Michael Crawford:

Great. Thank you very much.

Jin Kang:

Thank you, Mike.

Operator:

Our next question is from the line of Sam Donaldson, a Private Investor. Please proceed with your question.

Sam Donaldson:

Gentlemen, I think some of us probably thought there would be a smaller loss, net loss, than you have the third quarter, but I like the idea that you have put the best face on it, and, in fact, you tell us that a good thing is coming, and I'm satisfied with that. For me, I'm going to stick with you and let's see what happens.

I do have a question on the old bone that I've been on for the last two or three quarters and that's the Coast Guard. Am I correct that this pilot program is not just a program in which the Coast Guard at the end of the pilot says, "Well, now, let's see. I don't know whether we're going to renew or not," but, in fact, will lead to that first and second step. I understand the third step is negotiation. Tell me about it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jin Kang:

So, we got the pilot project and the period of performance on that pilot project goes out until June of next year. The contracting officer wanted to do it until actually March of next year, but he extended that three months to make sure that we can get the follow-on piece to it. So, the pilot is going really well. We had Coast Guard that came in. We trained all of their staff all over the country. They're all ready to come on board. Now, it's just a matter of going through the task order process, to issue the full Coast Guard task order. They are moving in the direction of modifying the task order, as opposed to issuing a new task order, which is an order of magnitude less complicated. On another note, the contracting officer and the program manager for that pilot program are already talking about taking us into the rest of the Coast Guard for our identity management solution. So, this is another situation where we are leveraging our Trusted Mobility Management solutions to upsell and cross-sell our current customers.

Sam Donaldson:

I understand you, things are going well and you anticipate they will continue to go well, but they have to go well or the Coast Guard does have the option of saying, "Thanks, but no thanks for the rest." Am I right?

Jin Kang:

Right, right. I mean, the government always has that card that they can play to say, "Thank you, but we're not going to exercise the options." That is a true statement. However, we are very confident that we will get the follow-on task. As I said in my prepared remarks, is that what differentiates us from our competitors is our past performance, our excellent past performance. In the contractor performance database, CPARS, every one of the responses that we have received so far has been exceptional in terms of our performance. So, we are very confident.

Sam Donaldson:

Okay, good. So, the officer from the Coast Guard has extended it to June, but things are going well—and I don't think that I'm telling you that I think it won't, I'm just asking. Then, it was after that where that $1 million a month might occur; is that correct?

Jin Kang:

That $1 million a month will include some high-margin managed services fee and it will also include some carrier services that will be lower margin. So, yes, it could be up to $1 million per month.

Sam Donaldson:

Okay. The final question, it has to do with—I think Mike asked about it—Samsung, AT&T. When all of you restructured the goals of the Company, from the standpoint of what you'd put the money into, as I understand it, it was on what we do, what you do, and while you're doing it, rather than put a lot of money in, and we had to write off of the AT&T, but you've talked about Samsung and AT&T. Explain to me, a non-sophisticated person, what's the difference? Are we back now of believing we can leverage those larger companies in the same way that we thought three years ago we could, and if so, how come we're optimistic now?

Jin Kang:

Well our focus is a little bit different than before. Our focus is on selling the services that we currently have and leveraging the intersection of all of our services. In terms of our relationship with Samsung, we have a prime contract vehicle and we manage the mobile devices that Samsung wants to put their identity management and security management software, so we were able to convince the CBP to use Samsung's mobile management suite that will also incorporate some of our identity management solution into this purchase order. So, that's one part of the equation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The other part is that we have been investing in a lot of future technology and future solutions, like Certificate-on-Device. What we have done since is that we have the Certificate-on-Device solution, which is waiting for the government policy wonks to approve. Until that happens, it will be very difficult for us to implement the Certificate-on-Device solution, and along with that, the derived cert and so forth and so on. So, we are ready with that solution and we are ready to spin that solution up, along with the help from our systems integrators and our partners, but until there is a policy statement, we won't be able to roll that out. We are working with our partners with our currently available solution set, if that makes sense.

Jason, would you like to add a few words to that?

Jason Holloway:

Absolutely. So, Sam, regarding COD, like Jin explained, we are just waiting for the appropriate time to come back and attack that, but what I wanted to add to it is—you also asked about AT&T. That's not a relationship that started and then went away. We've had a very longstanding relationship with AT&T. I do want to clarify that. I mean, obviously, before, we were working on AT&T with a much larger project regarding IoT that didn't pan out, but in terms of the relationship, the relationship has been there and it's been strong. This is something that we've been working with them on, especially with the major airline. I wanted to add that as well.

So, Jin, back to you.

Jin Kang:

Yes. Again, these are relationships that we are continuing to leverage. Like, for example, on AT&T, we're talking with them about using our Telecom Lifecycle Management for the FirstNet, and we're working with some of their subcontractors to work on the FirstNet, which is a single award contract for AT&T, which is in the orders of billions of dollars, right? We are working with various carries in the U.S. AT&T is just one, we are working with others. We have an NDA in place. But, we have a lot of things, as I said, on the horizon, a lot of bright spots, that you will see coming out in press releases. Hopefully, you are all happy with the level of press releases that you are getting from us, because we want to be as transparent as possible.

Operator:

Thank you. We've reached the end of our time for question and answers today. I'll turn the floor back to Management for concluding remarks.

Jin Kang:

Thank you, Operator. I thought that there would be more questions, but thank you, Operator. One administrative note. If we could ask the investors to please take the time to review the proxy statement that was sent out and to be sure to vote. Vote early and often.

I'd like to thank all of you for joining us today on our third quarter call, and we look forward to talking to all of you for our next quarter call in March of 2018. We appreciate everyone taking the time to join us on the call today to listen and ask questions. We look forward to your continued interest and support of WidePoint and its future. Thank you very much and have a great evening.

Operator:

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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